Exhibit 10.1

Avid Bioservices, Inc.

Deferred Compensation Plan

PREAMBLE

By the adoption of this document, Avid Bioservices, Inc., a Delaware corporation (the “Company”), hereby establishes the Avid Bioservices, Inc. Deferred Compensation Plan (the “Plan”). The purpose of the Plan is to allow eligible employees and directors of the Company to meet their retirement savings goals. To achieve this objective, the Plan allows certain employees and directors to defer their base salary, director fees, annual bonuses, and restricted stock unit awards and performance stock unit awards without reference to the limitations on contributions in the Company’s 401(k) plan or those imposed by the Internal Revenue Code of 1986, as amended (the “Code”). The Plan also allows the Company to credit additional amounts to the bookkeeping accounts maintained by the Company for the Plan participants.

This Plan is effective as of July 7, 2023 (the “Effective Date”) and only applies to eligible employees and directors who terminate employment (or service) on or after the Effective Date.

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase will generally be a term defined in this Plan or in the attached Glossary, which is incorporated into and made part of this Plan, unless a clearly different meaning is required by the context in which the word or phrase is used.

All of the provisions of this Plan shall be construed in accordance with the laws of the State of California and shall be administered in accordance with the laws of the State of California except as otherwise required by the Employee Retirement Income Security Act of 1974 (“ERISA”), the Code, or other federal law. Any reference to any law shall be deemed to be a reference to that law as amended.

ARTICLE II
ELIGIBILITY

2.1         THE ELIGIBLE CLASS.

(a)          EMPLOYEES. The employees that are eligible to participate in the Plan are limited to those employees who are members of a select group of management or highly compensated employees of the Company. This group is referred to in this Plan as the “Top Hat Group.”

(b)          DIRECTORS. Non-employee members of the Board (the “Directors”) are also eligible to participate in the Plan.

(c)          TWO PLANS FOR PURPOSES OF ERISA. For purposes of ERISA, the Plan shall be considered to consist of two separate plans, one covering the Top Hat Group and the other covering the Directors.

2.2         SELECTION OF PARTICIPANTS. The Plan Administrator may select as Participants any employees of the Company who the Plan Administrator concludes are properly included in the Top Hat Group. The Plan Administrator will notify the selected members of the Top Hat Group of their eligibility to participate in the Plan in accordance with such procedures as the Plan Administrator shall establish from time to time. The initial group of employees selected to become Participants in the Plan become eligible to participate as of the Effective Date. Directors shall become eligible to participate in the Plan as of the later of the Effective Date or the date they begin providing services to the Company.

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2.3         DISCONTINUANCE OF PARTICIPATION. As a general rule, once an individual is a Participant, he or she will continue as such for all future Plan Years until his or her Separation from Service. In addition, the Plan Administrator shall discontinue an employee’s participation in the Plan if the Plan Administrator concludes that the employee is no longer properly included in the Top Hat Group. If the Plan Administrator determines that an employee is no longer a member of the Top Hat Group, the employee’s deferrals will cease at the beginning of the first Plan Year following the Plan Year during which the individual ceases to be a member of the Top Hat Group. A discontinued employee will not be entitled to receive a distribution until the occurrence of another event (e.g., Separation from Service) that entitles the employee to receive a distribution. Such employee’s Accounts will continue to be adjusted to reflect hypothetical investment earnings or losses in accordance with Section 6.1 (Adjustment of Account) until the employee’s Accounts are distributed.

ARTICLE III
DEFERRALS

3.1         DEFERRALS. Each Plan Year, each Participant may elect to defer a portion of his or her Base Compensation, a portion of his or her Bonus, and a portion of his or her Equity Awards. Deferrals may not exceed 80% of a Participant’s Base Compensation, 100% of a Participant’s Bonus, or 100% of a Participant’s Equity Award. Deferral elections may be designated in dollar amounts or in whole percentages and each election must be made pursuant to a Deferral Agreement that satisfies the requirements of Section 3.4 (Deferral Agreement). Except with respect to the deferral of an Equity Award, each such election shall be effective beginning with the first payroll period of the Plan Year to which it applies.

3.2         DEFERRAL ACCOUNT. The amount of Base Compensation, Bonus, and Equity Awards deferred pursuant to Section 3.1 (Deferrals) shall be allocated to a Deferral Account (and subaccounts) maintained by the Company for the Participant.

3.3         BENEFITS NOT CONTINGENT. Deferrals for any Participant under this Plan are not increased or decreased to the extent a Participant makes or does not make deferrals under the Company’s 401(k) plan.

3.4         DEFERRAL AGREEMENT.

(a)          GENERAL. In order to make Deferrals, a Participant must execute a Deferral Agreement in the form prescribed by the Plan Administrator. In the Deferral Agreement, the Participant shall agree to reduce his or her Base Compensation, Bonus, Equity Awards or Performance-Based Compensation in exchange for a Deferral in the same amount.

(b)          Timing of Elections – General. As a general rule, a Deferral Agreement must be signed by the Participant and delivered to the Plan Administrator on or before October 31 of the Plan Year immediately preceding the Plan Year for which the Base Compensation and/or Bonus will be earned by the Participant (e.g., an election to defer Base Compensation that will be earned in 2024 must be filed prior to October 31, 2023 and an election to defer a Bonus payable for service performed in 2024 must be filed prior to October 31, 2023). An election made by a Participant shall be irrevocable with respect to the Plan Year covered by the election unless the election is changed or revoked by the Participant prior to the beginning of the Plan Year to which it relates (e.g., an election to defer Base Compensation that will be earned in 2024 must be changed or revoked prior to October 31, 2023 and an election to defer a Bonus payable for service performed in 2024 must be changed or revoked prior to October 31, 2023). The Plan Administrator also may allow a Participant to cease deferrals on account of Unforeseeable Emergency or Disability.

(c)          TIMING OF ELECTIONS – PERFORMANCE-BASED COMPENSATION. A Deferral Agreement that applies to Performance-Based Compensation must be signed by the Participant and delivered to the Plan Administrator on or before the date that is six (6) months before the end of the performance period, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made. In no event may an election with respect to the deferral of Performance-Based Compensation be made after such compensation has been readily ascertainable, as determined in accordance with Treasury Regulation Section 1.409A-2(a)(8). For the avoidance of doubt, not all Bonuses or Equity Awards will qualify as “Performance-Based Compensation” and whether a Bonus or Equity Award constitutes “Performance-Based Compensation” shall be determined by the Plan Administrator in accordance with Section 409A of the Code.

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(d)          TIMING OF ELECTIONS – INITIAL ELECTION. For the Plan Year in which a Participant first becomes eligible to participate in the Plan, the Participant may elect to make Base Compensation, Bonus and Equity Award Deferrals with respect to amounts earned for services to be performed after the date of an election by signing and delivering a Deferral Agreement to the Plan Administrator within 30 days of the date the Participant first becomes eligible to participate in the Plan. Bonuses and Equity Awards are deemed to be earned ratably over the Plan Year and, as a result, an initial Deferral election with respect to a Bonus or Equity Award shall apply to no more than an amount equal to the total Bonus or Equity Award earned for the Plan Year multiplied by a fraction, the numerator of which is the total number of days remaining in the Plan Year after the initial election, and the denominator of which is the total number of days in the Plan Year. For the avoidance of doubt, the special timing rules of this Section do not apply to Performance-Based Compensation.

(e)          TIMING OF ELECTIONS – SHORT-TERM DEFERRALS. With respect to amounts that are eligible for deferral under this Plan and would otherwise constitute short-term deferrals (as defined in Treasury Regulation Section 1.409A-1(b)(4), then, a Deferral Agreement that applies to such amounts will be honored only if the following requirements are met: (i) the election does not take effect until at least 12 months after the date on which the Deferral Agreement is filed with the Plan Administrator; and (ii) the first payment with respect to which the Deferral Agreement applies is deferred for a period of not less than five (5) years from the date such short-term deferral payment would have otherwise been made. Notwithstanding clause (ii) of the prior sentence, the Plan Administrator may permit deferral elections on short-term deferrals that are payable upon a Change in Control without regarding to the five (5) year deferral set forth in clause (ii). The provisions of this paragraph (e) are intended to comply with the special timing rules for short-term deferrals described in Treasury Regulation Section 1.409A-1(b)(4) and shall be interpreted in a manner consistent with such intent.

(f)           TIMING OF ELECTIONS – CERTAIN FORFEITABLE RIGHTS. With respect to amounts that are eligible for deferral under this Plan and to which the Participant has a legally binding right to payment in a subject year and requires the Participant to provide at least 12 months of continuous service to vest in such amount, then, a Deferral Agreement that applies to such amounts will be honored only if the following requirements are met: (i) the election is made within 30 days after the Participant obtains a legally binding right to the amount; and (ii) the election is made at least 12 months in advance of the earliest date at which the vesting condition could be satisfied. The provisions of this paragraph (f) are intended to comply with the special timing rules for forfeitable amounts described in Treasury Regulation Section 1.409A-1(b)(5) and shall be interpreted in a manner consistent with such intent.

ARTICLE IV
DISCRETIONARY COMPANY CREDITS

4.1         DISCRETIONARY CREDITS. The Compensation Committee, in the exercise of its discretion, may elect to award Discretionary Credits to a Participant for a particular Plan Year in such amount and subject to such terms and conditions (including, but not limited to special distribution provisions or the requirement that the Participant sign a release agreement to receive payment for the Discretionary Credits) as the Compensation Committee deems appropriate. The award of Discretionary Credits must be evidenced in the minutes of the meeting of the Compensation Committee, a Compensation Committee resolution, or in the form of any other written instrument signed by an authorized representative of the Compensation Committee and delivered to the Participant. Oral awards of Discretionary Credits shall not be permitted and any purported oral award of Discretionary Credits shall be void. For the avoidance of doubt, the amount of Discretionary Credits and the terms and conditions of a Discretionary Credit award for a particular Plan Year need not be the same for each Participant. No Participant shall have the right to receive a Discretionary Credit, or having been so selected to receive a Discretionary Credit, to receive a future Discretionary Credit award.

4.2         DISCRETIONARY CREDIT ACCOUNT. The Discretionary Credits awarded to a Participant pursuant to Section 4.1 (Discretionary Credits) shall be allocated to a Discretionary Credit Account maintained by the Company for the Participant.

4.3         PAYMENT. Unless otherwise determined by the Compensation Committee in a written instrument that complies with Section 409A of the Code, vested amounts awarded to a Participant pursuant to Section 4.1 (Discretionary Credits) shall be paid in a single lump sum cash payment within 60 days following a Separation from Service.

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ARTICLE V
VESTING AND FORFEITURE

5.1         VESTING IN THE DEFERRAL ACCOUNT. Except as set forth in the award agreement evidencing a Participant’s Equity Award, each Participant shall at all times be fully vested in all amounts credited to or allocable to his or her Deferral Account and the Participants’ rights and interest therein shall not be forfeitable for any reason.

5.2         VESTING IN THE DISCRETIONARY CREDIT ACCOUNT. As a general rule, the Discretionary Credits for any Plan Year shall vest in equal installments over a period of three years on the first, second, and third anniversaries (each such anniversary date, a “Vesting Date”) of the last day of the Plan Year (i.e., December 31) in which the Discretionary Credits were awarded to the Participant. For example, if a Discretionary Credit is awarded to a Participant in 2024, one-third of that amount will fully vest on December 31, 2025, an additional one-third of that amount will fully vest on December 31, 2026, and the final one-third of that amount will fully vest on December 31, 2027. In order to receive the vesting increment for a particular Plan Year, the Participant must be employed by (or providing services to) the Company on the relevant Vesting Date. Notwithstanding anything in the Plan to the contrary, the amounts credited to the Discretionary Credit Account shall fully vest upon the closing of a transaction that results in a Change in Control.

5.3         ALTERNATIVE VESTING PROVISIONS. The Compensation Committee may prescribe alternative vesting rules that apply to all or a portion of the Discretionary Credits allocated to any Participant in a written instrument addressed to the Participant. Any such instrument shall be deemed to be a modification of this Plan as it applies to that Participant. In its sole and absolute discretion, the Compensation Committee also may, though a Compensation Committee resolution, accelerate the vesting of any Participant’s Discretionary Credits.

5.4         FORFEITURES. Any portion of a Discretionary Credit Account that is not vested will be forfeited upon a Participant’s Separation from Service. In addition, if a Participant incurs a Separation from Service for Cause, all amounts credited to the Participant’s Discretionary Credit Account shall be forfeited, regardless of whether those amounts were otherwise vested pursuant to Section 5.2 (Vesting in the Discretionary Credit Account) or 5.3 (Alternative Vesting Provisions).

ARTICLE VI
NOTIONAL INVESTMENT OF ACCOUNT

6.1         ADJUSTMENT OF ACCOUNT. As of each Valuation Date, each Participant’s Account will be adjusted to reflect the Deferrals under Article III (Deferrals), Discretionary Credits under Article IV (Discretionary Company Credits), and the hypothetical positive or negative rate of return on the Investment Funds selected by the Participant pursuant to this Article VI.

6.2         NOTIONAL INVESTMENTS.

(a)          PARTICIPANT DIRECTION; Investment Funds. Each Participant may direct the hypothetical investment of the amounts credited to his or her Accounts in one or more of the Investment Funds. The Investment Funds shall be selected by the Plan Administrator from time to time and shall be described in a separate written document furnished by the Plan Administrator titled “Investment Fund Description.” The hypothetical investment of a Participant’s Account in an Investment Fund will serve as a measurement of the value of the Participant’s Account in accordance with this Article VI. Neither the Company nor the Plan Administrator is required to actually invest any particular amount in the Investment Funds. The Plan Administrator may change the Investment Funds and the Investment Fund Description at any time for any reason. The Investment Fund Description will list and describe the Investment Funds, explain the frequency of permitted changes between the Investment Funds and any limitations on investments in a particular Investment Fund.

(b)          Default Selection. In the absence of a Participant’s investment direction, the Participant will be deemed to have directed the investment of his or her entire Account in the Investment Fund designated as the Default Fund in the Investment Fund Description.

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(c)          Rate of Return. Each Account shall be adjusted on each Valuation Date to reflect investment gains and losses as if the Account was actually invested in the hypothetical Investment Funds selected by the Participants and charged with any and all reasonable expenses related to the administration of the Plan including, but not limited to, the reasonable expenses, if any, of carrying out the hypothetical investment directions related to each Account. The earnings and losses shall be calculated in accordance with such procedures as may be adopted from time to time by the Recordkeeper with the approval of the Plan Administrator. The earnings and losses shall be determined in good faith and shall be binding and conclusive on the Participant, the Participant’s beneficiary and all parties claiming through them.

(d)          SPECIAL COMPANY STOCK FUND PROVISIONS.

(1)          A Participant who elects to defer Equity Awards shall have an interest in the Company Stock Fund and such interest shall be expressed in whole and fractional hypothetical units of the Company Stock Fund. If a cash dividend is declared on Company Stock, the hypothetical equivalent cash dividends attributable to the notional shares held in the Company Stock Fund shall be “reinvested” into the Company Stock Fund. If a stock dividend or share split is declared with respect to Company Stock, a hypothetical equivalent stock dividend or stock split attributable to the notional shares held in the Company Stock Fund, or any hypothetical securities issued with respect to the Company Stock Fund, shall be allocated to the Company Stock Fund. All such hypothetical dividends (cash or stock) or stock splits shall be reflected appropriately in the Accounts.

(2)          For the avoidance of doubt, amounts cannot be transferred out of the Company Stock Fund unless such amounts have been held in the Company Stock Fund for at least 6 months (or such shorter period as long as it will not cause an adverse accounting consequence or cost to the Company). Once amounts are transferred out of the Company Stock Fund, such amounts cannot be transferred back into the Company Stock Fund.

(3)          Any election by a Participant to hypothetically invest any amount in the Company Stock Fund, and any elections to transfer amounts from or to the Company Stock Fund to or from any other Investment Fund, shall be subject to all applicable securities law requirements, including but not limited to Rule 16b-3 of the Securities Exchange Act of 1934, as amended, promulgated by the Securities Exchange Commission. To the extent that any election violates any securities law, rule or regulation, or rule or regulation of the Company including, without limitation, the Company’s blackout policies, the election shall be void.

ARTICLE VII
DISTRIBUTIONS

7.1         GENERAL. A Participant (or the Participant’s Beneficiary in the case of the Participant’s death) shall not be entitled to receive a distribution prior to the first to occur of one of the distribution events specified in Section 7.2 (Distribution Events).

7.2         DISTRIBUTION EVENTS.

(a)          SEPARATION FROM SERVICE. A Participant shall be entitled to distribution of his or her Accounts, at the time and in the manner described in Section 7.3(a) (Timing and Form of Distribution – Separation from Service), upon the Participant’s Separation from Service.

(b)          DISABILITY. A Participant shall receive a single lump sum distribution of his or her Accounts, at the time and in the manner described in Section 7.3(b) (Timing and Form of Distribution – Disability), if the Participant becomes Disabled.

(c)          DEATH. A Participant’s Beneficiary shall receive a single lump sum distribution of the Participant’s Accounts, at the time and in the manner described in Section 7.3(c) (Timing and Form of Distribution – Death), upon the Participant’s death.

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(d)          SPECIFIED DATE. A Participant shall be entitled to a distribution of all or a portion of his or her Accounts, at the time and in the manner described in Section 7.3(d) (Timing and Form of Distribution – Specified Dates), on the date or dates specified by the Participant in his or her Distribution Election Form. If such election is made, the Participant shall receive the distribution of the designated portion of his or her Accounts on the specified date or dates selected by the Participant.

(e)          Unforeseeable Emergency. A Participant may withdraw up to 100% of his or her Accounts in the event that an Unforeseeable Emergency occurs prior to the day on which his or her benefit payments begin pursuant to Section 7.3 (Timing and Form of Distribution). The withdrawal may not exceed the amount reasonably necessary to satisfy the Participant’s Unforeseeable Emergency (including the amount of any federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal), as determined in compliance with Treasury Regulation Section 1.409A-3(i)(3)(ii). A Participant who wishes to withdraw amounts pursuant to this Section 7.2(e) must submit, on a form provided by the Plan Administrator, a written request to the Plan Administrator that: (i) describes the Unforeseeable Emergency for which the withdrawal is being requested; (ii) describes the amount needed to satisfy the Unforeseeable Emergency, which amount may include any federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal; (iii) includes a representation that the Unforeseeable Emergency cannot reasonably be relieved through (1) reimbursement or compensation by insurance or otherwise; (2) by liquidation of the Participant’s assets to the extent the liquidation of such assets would not itself cause a severe financial hardship; or (3) by cessation of Deferrals pursuant to this Plan; (iv) identifies the date on which the withdrawal is being requested; and (v) provides any other information the Plan Administrator deems necessary. The Participant must submit the written request at least 30 days prior to the date on which the Participant is requesting the withdrawal. If the Plan Administrator, in its discretion, grants the Participant’s request for a withdrawal pursuant to this Section 7.2(e), the Participant will receive a distribution in a single lump sum cash payment within 60 days following receipt of the Participant’s written request. The decision to grant a Participant’s request for a withdrawal under this Section 7.2(e) shall be left to the absolute discretion of the Plan Administrator and the Plan Administrator may deny such request for any or no reason even if an Unforeseeable Emergency clearly exists.

7.3         TIMING AND FORM OF DISTRIBUTION.

(a)          SEPARATION FROM SERVICE.

(1)          If the Participant incurs a Separation from Service prior to age 60 with less than five (5) Years of Service, then all amounts distributable on account of Separation from Service will be paid in a single lump sum within 60 days following the Separation from Service.

(2)          If the Participant incurs a Separation from Service at or after age 60, or prior to age 60 with more than five (5) Years of Service, then all amounts distributable on account of Separation from Service shall be made, consistent with the Participant’s Deferral Agreement elections, either in a single lump sum cash payment or in annual installments over a one (1) to 10 year period. In the event amounts are distributed in a single lump sum, payment will be made within 60 days following the Separation from Service. In the event amounts are distributed in installments, the first installment shall be paid within 60 days following the Separation from Service and each subsequent installment shall be paid within the first 60 days of the applicable anniversary of the first installment payment date. Installment distributions shall be subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time. Each installment payment is to be treated as a separate payment pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii).

(b)          DISABILITY. All amounts distributable on account of a Participant’s Disability shall be made in a single lump sum cash payment within 60 days following the date of the Participant’s Disability. For the avoidance of doubt, if a Participant becomes Disabled after installment payments have commenced, all amounts due to the Participant and/or Beneficiary shall be accelerated and paid in a single lump sum cash payment within 60 days following the date of the Participant’s Disability.

(c)          DEATH. All amounts distributable on account of a Participant’s death shall be made in a single lump sum cash payment within 60 days following the date of the Participant’s death. For the avoidance of doubt, if a Participant dies after installment payments have commenced, all amounts due to the Participant and/or Beneficiary shall be accelerated and paid in a single lump sum cash payment within 60 days following the date of the Participant’s death.

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(d)          SPECIFIED DATES. All amounts distributable on account of the Participant’s election to receive a distribution of all or a designated portion of his accounts on a specified date must be deferred for at least three (3) years. Such amounts shall be paid, consistent with the Participant’s Deferral Agreement elections, either in a single lump sum cash payment or in annual installments over a one (1) to five (5) year period. In the event amounts are distributed in a single lump sum, payment will be made within 60 days following the specified date selected by the Participant in his or her Distribution Election Form. In the event amounts are distributed in installments, the first installment shall be paid within 60 days following the specified date selected by the Participant in his or her Distribution Election Form and each subsequent installment shall be paid within the first 60 days of the applicable anniversary of the first installment payment date. Installment distributions shall be subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time. Each installment payment is to be treated as a separate payment pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e)          ELECTION. The form of distribution for amounts distributable on account of Separation from Service or upon a specified date or dates shall be designated by the Participant in a Distribution Election Form (which may be contained in and be a part of a Deferral Agreement). The Distribution Election Form must comply with provisions of Section 3.4 (Deferral Agreement). If a Participant fails to return a completed Distribution Election Form for a Plan Year subsequent to completing his or her initial Distribution Election Form, such Participant shall not be deemed to have continued the same election from the prior Plan Year. Once elected, a Participant may change his or her prior distribution election by filing a new Distribution Election Form in accordance with Section 7.3(f) (Timing and Form of Distribution - Changes in Time and Form of Distribution). If a revised Distribution Election Form is not honored because it was not timely filed, distributions shall be made pursuant to the most recent valid Distribution Election Form filed by the Participant. If no valid Distribution Election Form exists, the Participant’s Account will be distributed in a single lump cash payment.

(f)           Changes in Time and Form of Distribution. A new Distribution Election Form that delays the time of a payment previously elected by a Participant or the form of payment previously selected by a Participant will be honored only if the following requirements are met: (i) the new form will not take effect until at least 12 months after the date on which the new form is filed with the Plan Administrator; (ii) in the case of an election not related to the Participant’s Disability or death, the first payment with respect to which the election is made must be deferred for a period of not less than five (5) years from the date such payment would have otherwise been made; and (iii) in the case of an election related to a specified date, the election must be made at least 12 months before payment would have otherwise been made. The provisions of this paragraph (f) are intended to comply with Section 409A(a)(4)(C) of the Code and shall be interpreted in a manner consistent with such intent.

7.4         AMOUNT OF DISTRIBUTION. The amount distributed to a Participant shall equal the sum of all the vested amounts credited to the Participant’s Accounts as of the Valuation Date immediately preceding the date of the distribution.

7.5         DEATH BENEFICIARY DESIGNATION. Each Participant shall have the right to designate, on forms supplied by and delivered to the Plan Administrator, a Beneficiary or Beneficiaries to receive his or her benefits hereunder in the event of the Participant’s death. Each Participant may change his or her Beneficiary designation from time to time by submitting an updated signed and dated beneficiary designation form. Upon receipt of such designation by the Plan Administrator, such designation or change of designation, shall become effective as of the date of the form reflecting the new Beneficiary designation, whether or not the Participant is living at the time the new or revised form is received. There shall be no liability on the part of the Company or the Plan Administrator with respect to any payment authorized by the Plan Administrator in accordance with the most recent valid Beneficiary designation of the Participant in its possession before receipt of a more recent and valid Beneficiary designation. If no designated Beneficiary is living when benefits become payable, or if there is no designated Beneficiary, the Beneficiary shall be the Participant’s spouse; or if no spouse is then living, such Participant’s issue, including any legally adopted child or children, in equal shares by right of representation; or if no such designated Beneficiary and no such spouse or issue is living upon the death of a Participant, or if all such persons die prior to the full distribution of such Participant’s benefits, then the Beneficiary shall be the estate of the Participant.

7.6         WITHHOLDING. The Company is authorized to withhold from any payments called for by this Plan all withholding and other taxes due to the federal and any state governments and to take such other action as the Company may deem necessary or advisable to enable the Company and the Participants to satisfy obligations for the payment of withholding taxes and other tax liabilities relating to any payment.

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7.7         SMALL ACCOUNT BALANCES. Notwithstanding any provision in this Plan to the contrary, in the event that the amount credited to the Participant’s Accounts as of the date his or her payments commence is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code, the Plan Administrator may elect to pay the amount credited to the Participant’s Accounts in a lump sum cash payment. The Plan Administrator must inform the Participant in writing on or before the date of a distribution pursuant to this Section that the Plan Administrator has elected to distribute the Participant’s Accounts pursuant to this Section. Any payment to a Participant pursuant to this Section must represent the complete liquidation of the Participant’s interest in the Plan.

ARTICLE VIII
ADMINISTRATION OF THE PLAN

The Plan Administrator will administer the Plan. The Plan Administrator will have the authority to control and manage the operations of the Plan, including, but not limited to, the authority and discretion to: (a) construe and interpret this Plan; (b) decide all questions of eligibility for and the amount of benefits under this Plan (with such decisions made consistent with the other provisions of this Plan); (c) prescribe procedures to be followed and the forms to be used by the Participants pursuant to this Plan; and (d) request and receive from all Participants such information as the Plan Administrator determines is necessary for the proper administration of this Plan or as otherwise delegated to the Plan Administrator by the Board. Any such interpretation and construction of any provisions of the Plan by the Plan Administrator will be final. The Plan Administrator will, in addition to the foregoing, exercise such other powers and perform such other duties as it may deem advisable in the administration of the Plan. The Plan Administrator may delegate some (or all) of its authority hereunder to one or more persons or committees. The Plan Administrator also may engage agents and obtain other assistance from the Company, including the Company counsel. The Plan Administrator will not be responsible for any action taken or not taken on the advice of legal counsel. The Plan Administrator is given specific authority to allocate and revoke responsibilities among its members or designees. When Plan Administrator has allocated authority pursuant to the foregoing, the Plan Administrator will not be liable for the acts or omissions of the party to whom such responsibility has been allocated, except to the extent provided by law.

The Plan Administrator or Board may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors such administrative duties or powers as it may deem advisable. Any such delegation may be revoked or modified at any time and must be consistent with applicable law and shall be subject to such restrictions or limitations as may be imposed by the Plan Administrator or Board, as applicable.

ARTICLE IX
CLAIMS REVIEW PROCEDURE

9.1         CLAIMS.

(a)          INITIAL CLAIM. A Participant or Beneficiary entitled to benefits need not file a written claim to receive benefits. If a Participant, Beneficiary or any other person (all of whom are referred to in this Section as a “Claimant”) is dissatisfied with the determination of his or her benefits, eligibility, participation or any other right or interest under this Plan, such person may file a written statement setting forth the basis of the claim with the Plan Administrator. The Plan Administrator will notify the Claimant of the disposition of the claim within 90 days after the request is filed with the Plan Administrator. The Plan Administrator may have an additional period of up to 90 days to decide the claim if the Plan Administrator determines that special circumstances require an extension of time to decide the claim and the Plan Administrator advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim. If, following the review, the claim is denied, in whole or in part, the notice of disposition shall set forth: (i) the specific reason(s) for denial of the claim; (ii) reference to the specific Plan provisions upon which the determination is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s appeal procedures, and an explanation of the time limits applicable to the Plan’s appeal procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

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(b)          APPEAL OF ADVERSE BENEFIT DETERMINATION.

(1)          Within 60 days after receiving the written notice of the disposition of the claim described in paragraph (a), the Claimant, or the Claimant’s authorized representative, may appeal such denied claim. The Claimant may submit a written statement of his or her claim (including any written comments, documents, records and other information relating to the claim) and the reasons for granting the claim to the Plan Administrator. The Plan Administrator shall have the right to request of and receive from the Claimant such additional information, documents or other evidence as the Plan Administrator may reasonably require. If the Claimant does not request an appeal of the denied claim within 60 days after receiving written notice of the disposition of the claim as described in paragraph (a), the Claimant shall be deemed to have accepted the disposition of the claim and such written disposition will be final and binding on the Claimant and anyone claiming benefits through the Claimant, unless the Claimant shall have been physically or mentally incapacitated so as to be unable to request review within the 60-day period. The appeal shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such documents, records or other information were submitted or considered in the initial benefit determination or the initial review.

(2)          A decision on appeal to the Plan Administrator shall be rendered in writing by the Plan Administrator ordinarily not later than 60 days after the Claimant requests review. A written copy of the decision shall be delivered to the Claimant. If special circumstances require an extension of the ordinary period, the Plan Administrator shall so notify the Claimant of the extension with such notice containing an explanation of the special circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision. Any such extension shall not extend beyond 60 days after the ordinary period. The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the provisions of paragraph (b)(1) above, without regard to whether all the information necessary to make a decision on appeal accompanies the filing.

If the appeal to the Plan Administrator is denied, in whole or in part, the decision on appeal referred to in the first sentence of this paragraph (2) shall set forth: (i) the specific reason(s) for denial of the claim; (ii) reference to the specific Plan provisions upon which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

(c)          RIGHT TO EXAMINE PLAN DOCUMENTS AND TO SUBMIT MATERIALS. In connection with the determination of a claim, or in connection with review of a denied claim or appeal pursuant to this Section 9.1, the Claimant may examine this Plan and any other pertinent documents generally available to Participants relating to the claim and may submit written comments, documents, records and other information relating to the claim for benefits. The Claimant also will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits with such relevance to be determined in accordance with Section 9.1(d) (Claims – Relevance).

(d)          RELEVANCE. For purpose of this Section 9.1, documents, records, or other information shall be considered “relevant” to a Claimant’s claim for benefits if such documents, records or other information: (i) were relied upon in making the benefit determination; (ii) were submitted, considered, or generated in the course of making the benefit determination, without regard to whether such documents, records or other information were relied upon in making the benefit determination; or (iii) demonstrate compliance with the administrative processes and safeguards required pursuant to this Section 9.1 regarding the making of the benefit determination.

(e)          DECISIONS FINAL; PROCEDURES MANDATORY. To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this Section 9.1 shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person. The Plan Administrator may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

(f)           TIME FOR FILING LEGAL OR EQUITABLE ACTION. Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person must be commenced not later than the earlier of: (i) the shortest applicable statute of limitations provided by law; or (ii) two (2) years from the date the written copy of the Plan Administrator’s decision on review is delivered to the Claimant in accordance with paragraph (b), above.

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ARTICLE X
LIMITATION ON ASSIGNMENT; PAYMENTS TO LEGALLY INCOMPETENT DISTRIBUTEE; CORRECTIONS

10.1      ANTI-ALIENATION CLAUSE. No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent as may be required by law.

10.2      PERMITTED ARRANGEMENTS. Section 10.1 (Anti-Alienation Clause) shall not preclude arrangements for the withholding of taxes from benefit payments, arrangements for the recovery of benefit overpayments, or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).

10.3      PAYMENT TO MINOR OR INCOMPETENT. Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Plan Administrator to be incompetent by qualified medical advice, the Plan Administrator need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent if one has been appointed or to cause the same to be used for the benefit of the minor or incompetent.

10.4      UNDERPAYMENT OR OVERPAYMENT OF BENEFITS. In the event that, through mistake or computational error, benefits are underpaid or overpaid, there shall be no liability for any more than the correct amount of benefits under the Plan. Overpayments may be deducted from future payments under the Plan, and underpayments may be added to future payments under the Plan.

ARTICLE XI
AMENDMENT MERGER AND TERMINATION

11.1      AMENDMENT. The Company shall have the right at any time, by an instrument in writing duly executed, acknowledged and delivered to the Plan Administrator, to modify, alter or amend this Plan, in whole or in part, prospectively or retroactively; provided, however, that the duties and liabilities of the Plan Administrator shall not be substantially increased without its written consent; and provided further that the amendment shall not reduce any Participant’s vested interest in his or her Account, calculated as of the date on which the amendment is adopted. Any amendment to this Plan that violates the provisions of Section 409A of the Code shall be void.

11.2      TERMINATION OF PLAN. It is the expectation of the Company that this Plan will be continued indefinitely. However, the right is reserved at any time to terminate this Plan for any reason. The termination of this Plan shall not deprive any Participant of his or her vested interest in his or her Account, determined in accordance with the provisions of Article V (Vesting and Forfeiture) as of the date of the termination. The termination of the Plan shall not result in an immediate payment to Participants. Rather, payments shall only be made in accordance with the provisions of Article VII (Distributions). If the Company decides to terminate the Plan, the Company may accelerate distributions to the Participants, including former Participants who are then receiving installment payments, if and to the extent permissible pursuant to pursuant to Treasury Regulation Section 1.409A-1(3)(j)(4)(ix).

ARTICLE XII
GENERAL PROVISIONS

12.1      LIMITATION ON PARTICIPANTS’ RIGHTS. Participation in the Plan shall not give any Participant the right to be retained in the Company’s employ. The Company reserves the right to dismiss any Participant without any liability for any claim against the Company.

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12.2      TOP HAT PLAN; STATUS OF PARTICIPANTS AS UNSECURED CREDITORS. This Plan is intended to provide an unfunded deferred compensation benefit to Directors and to a select group of management or highly compensated employees of the Company and, as a result, should fit within the “Top Hat” exception to many of the requirements of ERISA. No assets of the Company will be segregated from the general assets of the Company for the payment of benefits under this Plan. If the Company acquires any insurance policies or other investments to assist it in meeting its obligations to Participants, those policies or other investments will nonetheless remain part of the general assets of the Company. For all purposes a Participant shall be treated as general unsecured creditor of the Company. Notwithstanding the foregoing, the Company may deposit into a Trust any amounts it deems appropriate to pay the benefits under this Plan but any amounts held in such Trust shall remain subject to the claims of the general creditors of the Company.

12.3      UNIFORM ADMINISTRATION. Whenever in the administration of the Plan any action is required by the Plan Administrator, such action shall be uniform in nature as applied to all persons similarly situated.

12.4      HEIRS AND SUCCESSORS. All of the provisions of this Plan shall be binding upon all persons who shall be entitled to any benefits hereunder, and their heirs and legal representatives.

12.5      INDEMNIFICATION. To the extent permitted by law, the Company will and does hereby jointly and severally indemnify and agree to hold harmless its employees, officers and directors who serve in fiduciary capacities with respect to the Plan from all loss, damage, or liability, joint or several, including payment of expenses in connection with defense against any such claim, for their acts, omissions and conduct, and for the acts, omissions and conduct of their duly appointed agents, which acts, omissions, or conduct constitute or are alleged to constitute a breach of such individual’s fiduciary or other responsibilities pursuant to ERISA or any other law, except for those acts, omissions, or conduct resulting from his own willful misconduct, willful failure to act, or gross negligence; provided, however, that if any party would otherwise be entitled to indemnification hereunder in respect of any liability and such party will be insured against loss as a result of such liability by any insurance contract or contracts, such party will be entitled to indemnification hereunder only to the extent by which the amount of such liability will exceed the amount thereof payable under such insurance contract or contracts.

12.6      NO CONTINUED EMPLOYMENT. Notwithstanding anything to the contrary contained in the Plan, by the execution of the Plan, the Company does not intend to change the employment-at-will relationship with any of its employees. Instead, subject to the provisions of a Participant’s employment agreement, if any, the Company retains its absolute right to terminate any employee at any time for any reason.

12.7      CLAWBACKS. All amounts deferred under this Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of the Clawback Policy, or any applicable law related to such actions, as may be in effect from time to time. A Participant’s election to defer amounts pursuant to this Plan will be deemed to constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation, and enforcement of the Clawback Policy and any such similar policy that may apply to the Participant, whether adopted prior to or following the Effective Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Participant’s agreement that the Company may take such actions as may be necessary to effectuate the Clawback Policy and any such similar policy or applicable law, without further consideration or action.

12.8      SECTION 409A.

(a)          GENERAL. This Plan will be operated and administered in accordance with Section 409A of the Code or an exception thereto, and each provision of the Plan will be interpreted, to the extent possible, to comply with Section 409A of the Code or an exception thereto. Although this Plan has been designed to comply with Section 409A of the Code or to fit within an exception thereto, the Company specifically does not warrant such compliance. Each Participant is fully responsible for any and all taxes or other amounts imposed by Section 409A or any other provision of the Code. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Plan be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. Except as set forth herein, no Participant has any right to make any election regarding the time or form of any payment due under this Plan. No Participant has any right to elect to receive cash or any other benefit in lieu of the benefits provided by this Plan.

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(b)          six month delay. Notwithstanding anything in the Plan to the contrary, if the Participant is a Specified Employee at the time of the Participant’s Separation from Service, no payment shall be made upon the Participant’s Separation from Service prior to the first day of the seventh month following the Participant’s Separation from Service. For the avoidance of doubt, the six (6) month delay for a Specified Employee does not apply if the Specified Employee dies or becomes Disabled. For the avoidance of doubt, the six (6) month delay only applies if the Company’s (or an Affiliate’s) stock is publicly traded on an established securities market or otherwise at the time of the Participant’s Separation from Service.

(c)          DISTRIBUTIONS TREATED AS MADE UPON A DESIGNATED EVENT. If the Company fails to make any distribution in accordance with Section 7.3 (Timing and Form of Distribution), either intentionally or unintentionally, but the payment is made within the same calendar year, such distribution will be treated as made within the time period specified in the Plan pursuant to Treasury Regulation Section 1.409A-3(d). In addition, if a distribution is not made due to a dispute with respect to such distribution, the distribution may be delayed in accordance with Treasury Regulation Section 1.409A-3(g).

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer as of the 7th day of July, 2023.

Avid Bioservices, Inc.

By: /s/ Nicholas S. Green

Its: President and Chief Executive Officer

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GLOSSARY

(a)          “Account” means a Participant’s Deferral Account and/or Discretionary Credit Account. The Plan Administrator may create such subaccounts as the Plan Administrator deems to be appropriate.

(b)          “Affiliate” means (1) a corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as is the Company, and (2) any other trade or business (whether or not incorporated) controlling, controlled by, or under common control with the Company (within the meaning of Section 414(c) of the Code).

(c)          “Base Compensation” means the Participant’s base salary. In the case of a Director, the term Base Compensation means the cash meeting fees and other cash fees (including retainers) to which a Director is entitled for his or her services to the Company.

(d)          “Beneficiary” means the individual(s) or entity that a Participant, in his most recent written designation filed with the Plan Administrator, shall have designated to receive his benefit under the Plan in the event of his death.

(e)          “Board” means the Board of Directors of the Company.

(f)           “Bonus” means the additional cash compensation to which a Participant is entitled pursuant to any cash bonus or cash incentive compensation plan, program or practice adopted by the Company which does not qualify as Performance-Based Compensation including, without limitation, cash signing bonuses.

(g)          “Cause” except as defined in a written employment or similar agreement by and between the Participant and the Company, means: (i) the Participant’s breach in any material respect or failure to fulfill in any material respect any fiduciary duty owed to the Company or any Affiliate; (ii) the Participant’s breach in any material respect of any written agreement the Participant has entered into with the Company or any Affiliate including, without limitation, any other confidentiality or non-solicitation, non-competition agreement between the Company and/or any Affiliate and the Participant; (iii) the Participant pleads guilty to or is convicted of a felony; (iv) the Participant is found to have engaged in any reckless, fraudulent, dishonest or grossly negligent misconduct, (e) the Participant fails to perform his or her duties to the Company or any Affiliate; or (f) the Participant violates any material rule, regulation or policy of the Company or any Affiliate, including, without limitation, the employee handbook. If the Company terminates a Participant’s employment for Cause, it will provide the Participant with a written notice that specifies the basis or bases on which the Company is electing to terminate the Participant. The Participant may then challenge the Company’s decision in accordance with the claims review procedures of Article IX (Claims Review Procedure).

(h)          “Change in Control” shall have the meaning ascribed to it in the Omnibus Incentive Plan, as such Omnibus Incentive Plan may be amended from time to time, provided, that, to the extent necessary to avoid adverse tax consequences under Section 409A of the Code, a “Change in Control” shall not be deemed to have occurred for purposes of this Plan unless such Change in Control constitutes a “change in control event” as defined in Section 409A of the Code.

(i)           “Clawback Policy” means the Company’s 2018 Clawback Policy, as it may be amended from time to time.

(j)           “Company” means Avid Bioservices, Inc., a Delaware corporation, or any successor corporation.

(k)          “Company Stock” means a share of common stock of the Company, par value $0.001 per share.

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(l)           “Company Stock Fund” means the hypothetical Investment Fund described in Section 6.2(d) (Notional Investments – Special Company Stock Fund Provisions)

(m)         “Compensation Committee” means the Compensation Committee of the Board.

(n)          “Deferrals” means the deferrals made by a Participant in accordance with Section 3.1 (Compensation Deferrals).

(o)          “Deferral Account” means the account maintained under the Plan to record the amounts deferred pursuant to Section 3.1 (Compensation Deferrals).

(p)          “Deferral Agreement” means the written deferral agreement described in Section 3.2 (Deferral Agreement). Deferral Agreements are not intended to be “evergreen” which means that each Plan Year a Participant must complete a new Deferral Agreement to defer amounts under this Plan.

(q)          “Director” means a non-employee member of the Board.

(r)           “Disabled” means the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

(s)          “Discretionary Credits” means amounts credited to a Participant’s Discretionary Credit Account pursuant to Article IV (Discretionary Company Credits).

(t)           “Discretionary Credit Account” means the Account maintained under the Plan to record the amounts credited to a Participant pursuant to Article IV (Discretionary Company Credits).

(u)          “Distribution Election Form” means the election form by which a Participant elects the manner in which his Account shall be distributed pursuant to Section 7.3 (Timing and Form of Distribution).

(v)          “Effective Date” shall have the meaning ascribed to it in Article I (Preamble).

(w)         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(x)          “Equity Award” means the restricted stock units or performance stock units granted to the Participant under the Company’s Omnibus Incentive Plan.

(y)          “Investment Fund” means the hypothetical investment fund or funds established by the Plan Administrator pursuant to Section 6.2(a) (Notional Investments – Participant Direction; Investment Funds).

(z)          “Investment Fund Description” means the written document distributed by the Plan Administrator pursuant to Section 6.2 (Notional Investments).

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(aa)       “Omnibus Incentive Plan” means the Company’s 2018 Omnibus Incentive Plan, as it may be amended from time to time, or any successor equity incentive plan approved by the Company’s stockholders.

(bb)       “Participant” means an employee of the Company who has been selected to participate in the Plan pursuant to Section 2.2 (Selection of Participants). The term Participant also means any Director who elects to defer Base Compensation and/or Equity Awards pursuant to Section 3.1 (Compensation Deferrals).

(cc)       “Performance-Based Compensation” means Compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Whether a particular incentive compensation program provides Performance-Based Compensation shall be determined in accordance with Treasury Regulation Section 1.409A-1(e).

(dd)       “Plan” means the Avid Bioservices, Inc. Deferred Compensation Plan, as set forth herein.

(ee)       “Plan Administrator” means the Compensation Committee of the Board, unless the Compensation Committee appoints a subcommittee or other individual to serve as the Plan Administrator pursuant to Article VIII (Administration of the Plan).

(ff)         “Plan Year” means a 12-month period commencing on each January 1 and ending each following December 31.

(gg)       “Recordkeeper” means the entity appointed by the Plan Administrator to keep Plan records and to adjust the Accounts pursuant to Section 6.1 (Adjustment of Account) of the Plan.

(hh)       “Separation from Service” means (i) the termination of the Participant’s employment with the Company and all affiliates (as defined in Treasury Regulation Section 1.409A-1(h)(3) which general requires 50% common ownership) due to the Participant’s death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all affiliates in the immediately preceding 36 month period, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii). Solely for purposes of determining whether a Separation from Service has occurred, the Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Company or an affiliate is provided either by statute or contract). If the Participant’s period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six (6) month period. Whether a “Separation from Service” has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued pursuant to Section 409A of the Code.

In the case of a Director, the term “Separation from Service” means that such Director has ceased to be a member of the Board.

(ii)          “Specified Employee” shall have the meaning ascribed to it in Treasury Regulation Section 1.409A-1(i). The identification date for determining whether any employee is a Specified Employee during any Plan Year shall be the date specified by the Plan Administrator in compliance with Section 409A.

(jj)          “Trust” means an agreement between the Company and the Trustee under which the assets of the Plan are held, administered and managed. Any such Trust shall conform to the terms of Revenue Procedure 92-64.

(kk)       “Trustee” means Matrix Trust Company, or such other successor that shall become trustee pursuant to the terms of the Trust.

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(ll)       “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty, including the need to rebuild a home following damage to the home that is not otherwise covered by insurance, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. If and whether an Unforeseeable Emergency has occurred will be determined in accordance with Treasury Regulation Section 1.409A-3(i)(3).

(mm)     “Valuation Date” means the last day of each calendar quarter and such other days as may be designated by the Plan Administrator.

(nn)       “Years of Service” shall have the meaning ascribed to it in the Avid Bioservices, Inc. 401(k) Plan, as such Plan may be amended from time to time.

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